Exhibit 10.1
Form of “Diversus Management Agreement”
Exhibit A to Standby Purchase Agreement

MANAGEMENT AGREEMENT
MANAGEMENT AGREEMENT (this “Agreement”) made as of June 8, 2018 (the “Effective Date”), between POSITIVE PHYSICIANS INSURANCE COMPANY, a Pennsylvania stock insurance company (“Positive”), and its parent POSITIVE PHYSICIANS HOLDINGS, INC., a Pennsylvania corporation (“Holdings”), solely with respect to Section 1 and Section 11 (Positive and Holdings together the “Positive Parties” and each a “Positive Party”), one the one hand, and DIVERSUS MANAGEMENT, INC., a Pennsylvania corporation (“Management Company”), and its parent DIVERSUS INC., a Delaware corporation (“Diversus”) (Management Company and Diversus together the “Diversus Parties” and each a “Diversus Party”), on the other hand.
W I T N E S S E T H:
WHEREAS, Positive is a stock insurance company that is engaged in the business of providing medical professional liability insurance to physicians and other healthcare providers in the Commonwealth of Pennsylvania and certain other jurisdictions.
WHEREAS, Management Company is in the business of providing insurance-related administrative and management services to related and unrelated insurance companies.
WHEREAS, Positive is a wholly-owned subsidiary of Holdings.
WHEREAS, Management Company is a wholly-owned subsidiary of Diversus.
WHEREAS, Positive is the successor to the businesses conducted by Positive Physicians Insurance Exchange, Professional Casualty Association, and Physicians’ Insurance Program Exchange (collectively, the “Exchanges”), each formerly a Pennsylvania reciprocal insurance exchange that converted into stock form and merged their operations into Positive1.
WHEREAS, Management Company is the successor to the businesses conducted by Specialty Insurance Services, LLC, Professional Third Party, L.P., and Physicians’ Insurance Program Management Company (collectively, the “AIF’s”), which had provided insurance-related administrative and management services as attorneys-in-fact to the Exchanges and which merged their operations into the Management Company.
WHEREAS, the Positive Parties and the Diversus Parties desire to enter into this Agreement to (a) replace the attorney-in-fact agreements that formerly had been in place between the AIF’s and the Exchanges, and (b) set forth their mutual understanding and agreement regarding the terms and conditions upon which Positive will engage Management Company to provide insurance related

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1 NTD:   This Agreement will be entered into at the anticipated closing of the conversion of all three exchanges, including the closing of the offering by Holdings and the assumption of the agreed-upon debt by Holdings. This is the form agreement that is Exhibit [__] to the Standby Purchase Agreement. Entry into this Agreement is subject to the parties negotiating and coming to terms on the Service Levels that are to be included on Schedule C to this Agreement.

Form of “Diversus Management Agreement”
Exhibit A to Standby Purchase Agreement

administrative and management services for Positive, and Management Company will accept such engagement and provide such services for Positive.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties agree as follows:
1.   Engagement to Provide Services; Acceptance of Engagement. Positive hereby engages Management Company to provide the Services (as defined in Section 2), and Management Company hereby accepts such engagement and agrees to provide the Services to Positive, in each case on the terms and conditions set forth in this Agreement. Holdings and Diversus each affirm the aforesaid engagement and covenant and agree that neither shall take any action or omit to take any action that would have the effect of interfering with the full and faithful performance of this Agreement by their respective subsidiary. For all Services performed by Management Company hereunder, Management Company shall identify the person providing the Services, including any subcontract party as provided in Section 13(f), and the nature of the Services provided by such person or subcontract party. Management Company shall obtain and maintain during the term of this Agreement all licenses and approvals required to be held by Management Company to perform the Services hereunder and shall make all required filings with the Pennsylvania Insurance Department and all other governmental authorities having regulatory authority over Management Company in connection with the performance of such Services. Management Company shall provide satisfactory evidence of such licensure to Positive within two (2) business days of Positive’s request therefor.
2.   Services. Management Company agrees to provide sufficient personnel, equipment, computer software, and supplies, either directly or indirectly through outsource or subcontract parties as provided in Section 13(f), so that Management Company can perform or provide for the performance of the following administrative and management services which may be necessary or required in connection with the business and operations of Positive (collectively, the “Services”), subject to Positive’s rights as described in Section 9:
(a)   , the administration and management of the day-to-day insurance business of Positive including, without limitation, administration and management of underwriting and claims;
(b)   The solicitation, receipt and acceptance or rejection of applications for insurance and the investigation and passing upon of the desirability of risks involved with applications for insurance in accordance with the underwriting policies and standards (the “Underwriting Policies and Standards”) set forth on Schedule A attached hereto and incorporated herein by this reference, as such Schedule A may be modified, amended, restated, or supplemented, in writing, from time-to-time by the by the board of directors of Positive (the “Positive Board”);
(c)   The underwriting, classification, rating and issuance of policies and binders of insurance for Positive in accordance with sound insurance practices and the Underwriting Policies and Standards; provided, however, that in all events Positive shall have the right to cancel or nonrenew any policy of insurance, subject to the applicable laws and regulations

Form of “Diversus Management Agreement”
Exhibit A to Standby Purchase Agreement

concerning the cancellation and nonrenewal of insurance policies and any policies or guidelines adopted by the Positive Board from time to time;
(d)   The collection, receipt and accounting for all funds received as payments of insurance premiums, contributions to surplus and other receipts of Positive, which such funds shall be timely deposited (in no event more than five business days) in a bank account or bank accounts maintained in the name of Positive in accordance with such policies and standards as may be established from time to time by Management Company and approved by the Positive Board; the establishment and monitoring of loss reserves in accordance with sound insurance and actuarial practices and procedures and any policies or guidelines adopted by the Positive Board from time to time; the maintenance of all funds of Positive in accordance with applicable law and the investment of Positive’s investable assets in accordance with applicable legal requirements and the advice or instructions of any investment advisors retained from time to time by Management Company on behalf of Positive and any policies or guidelines adopted by the Positive Board or the investment committee thereof from time to time; provided, however, that in all events (i) Management Company will ensure that all funds payable to Positive are directed to an account owned by Positive and not deposited or held in any account of Management Company and (ii) will render accounts to Positive detailing all transactions, including providing a monthly report of all deposits into and withdrawals from each bank account maintained in the name of Positive on not less than a monthly basis or as requested by Positive from time to time
(e)   The establishment and maintenance for Positive of all financial, accounting, and other business records required by applicable laws and regulations and generally accepted insurance and accounting practices and in accordance with such policies and standards as may be established from time to time by Management Company with the approval of the Positive Board, including an annual audit at the expense of Positive, in accordance with Generally Accepted Accounting Principles (“GAAP”) and applicable statutory accounting principles (“SAP”); and the preparation for and on behalf of Positive of all reports required by governmental and nongovernmental regulatory and supervisory authorities; provided, however, that in all events separate records of business written by Management Company will be maintained;
(f)   Subject to Section 10, the placement of such reinsurance as is required by law or by sound and accepted insurance and business practices, the payment of premiums and commissions therefor at the expense of Positive, the maintenance for Positive of all necessary records in connection with such reinsurance, the submissions of claims to the reinsurers, and the taking of all actions required or permitted by such reinsurance;
(g)   The provision and maintenance, directly or indirectly through a third party claims administrator pursuant to the terms of the Ancillary Agreements, of adequate claims administration and supervision and facilities for the oversight and timely processing of all claims, notices and proofs of loss against Positive and for the timely adjustment, settlement, and payment of claims on behalf of and at the expense of Positive subject to the policies and guidelines established by the Claims and Litigation Committee (defined below) and/or the Positive Board, including the employment or retention, on terms and conditions acceptable to Positive in its sole discretion, of a litigation manager or managers, claims adjusters, attorneys

Form of “Diversus Management Agreement”
Exhibit A to Standby Purchase Agreement

and such other professional and other personnel to handle claims on behalf of Positive, it being understood that all “Adjusting and Other Expense” (formerly called “unallocated loss adjustment expenses (ULAE)”) shall be borne by Management Company and all “Defense and Cost Containment Expense (formerly called “allocated loss adjustment expenses (ALAE)”) shall be borne by Positive. The aforesaid terms shall have the meanings assigned thereto in the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual (the “NAIC Accounting Manual”);
(h)   The retention of investment advisors for and on behalf of Positive at the expense of Positive and on terms and conditions acceptable to the Positive Board or the investment committee thereof from time to time;
(i)   The preparation of mailings, website, advertisements, newsletters and other promotional materials and related expenses for and on behalf of Positive and at the expense of Positive in accordance with such policies and standards as may be established from time to time by Management Company and/or the Positive Board;
(j)   The monitoring of the legal affairs of Positive, including (i) compliance with applicable legal requirements and obtaining and maintaining all license and approvals required to be obtained and maintained by Positive, (ii) the making of all required filings with the Insurance Department of the Commonwealth of Pennsylvania and all other governmental authorities having jurisdiction over Positive and (iii) ensuring that the Management Company and all agents and other third party service providers to Positive have and maintain the necessary licenses or approvals required to performs the services required by such parties;
(k)   The appointment, supervision and termination of agents on behalf of Positive and the payment to them from time to time of appropriate commissions, at the expense of Positive, for insurance coverages placed with Positive in such amounts as shall be determined by Management Company in accordance with the policies and guidelines adopted by the Positive Board from time to time, which shall include, without limitation, requirements that Positive’s agents meet the Service Levels (defined below) applicable thereto, it being understood that the Management Company or an affiliate thereof may itself act as an agent of Positive pursuant to the terms of the existing agent agreement between the Management Company and the Exchanges, as the same may be modified from time to time by mutual agreement of the parties;
(l)   Subject to the oversight and direction of the Positive Board and/or the Claims and Litigation Committee, the commencement and defense, at the expense of Positive, of legal and administrative proceedings brought by or against Positive including acceptance of service of process on behalf of Positive, entering legal appearances on behalf of Positive and the compromise, prosecution, defense and settlement of losses and claims subject to Section 7;
(m)   the provision of two officers of the Management Company acceptable to Positive in its sole and absolute discretion to serve as members of the claims and litigation committee of Positive (the “Claims and Litigation Committee”), which committee shall be comprised of two officers of the Management Company and two officers of Positive (one of which shall be the chairman of such committee and shall break any deadlocks among the

Form of “Diversus Management Agreement”
Exhibit A to Standby Purchase Agreement

members of such committee) and shall set the claims and litigation policies of Positive and oversee the administration of the claims and litigation process of Positive, subject to the oversight and direction of the Positive Board; and
(n)   The taking of all such other actions and things as Management Company shall determine to be necessary, convenient, advisable, or proper in order to administer and manage Positive’s medical professional liability insurance business or to otherwise discharge properly and in good faith the responsibilities and duties of Management Company under this Agreement, subject to the limitations and approval rights set forth herein and the oversight and direction of the Positive Board.
3.   Reserved Powers.
(a)   Notwithstanding any other provision of this Agreement:
(i)   Positive shall maintain oversight for all Services provided to Positive by Management Company and Positive shall monitor the provision of Services not less frequently than annually for quality assurance;
(ii)   the Management Company shall not enter into any agreements with affiliates of the Management Company (A) on behalf of Positive and/or (B) the costs of which will be borne by Positive, unless the Positive Board shall have consented to such agreement in writing;
(iii)   the Management Company shall, or shall cause AOS or any other litigation manager engaged on behalf of Positive to, cease to engage on behalf of Positive any law firms which Positive requests be removed from the panel of firms handling matters on behalf of Positive; and
(iv)   the Management Company shall terminate any agreement with any agent or other third party service provider not Affiliated with Management Company which Positive requests be terminated following a determination of a majority of the Positive Board that such agent or other service provider has not met the components of the Service Level applicable to such party.
(b)   In addition, notwithstanding any other provision of this Agreement to the contrary, Positive, through their officers and directors or other service providers, shall retain authority and responsibility for the functions, duties and responsibilities, and costs and expenses, set forth on Schedule B attached hereto and made a part hereof.
(c)   Positive may suspend the authority granted to the Management Company hereunder if Positive reasonably believes that a material breach described in Section 8(d) (including, without limitation, a breach of any Service Level) has occurred or is imminent and until any such event has been cured pursuant to Section 8(d); provided, that during the suspension of any such authority Positive shall not have the right to provide a Deficiency Notice under Section 9(b) with respect to any Service Level in respect of the authority which has been

Form of “Diversus Management Agreement”
Exhibit A to Standby Purchase Agreement

suspended, and provided further that if the suspension of authority causes the Management Company to be unable to cure an asserted breach pursuant to Section 8(a), the cure period pursuant to Section 8(a) shall be tolled until the Management Company’s authority has been restored.
4.   Management Fees.
(a)   Fees Defined. As compensation for the Services to be performed by Management Company on behalf of Positive as set forth in Section 2 hereof, Positive agrees to pay to the Management Company fees composed of the sum of the following two components (collectively, the “Management Fees”), determined and paid as provided in this Section 4:
(i)   Base Management Fee. A fee (the “Base Fee”) based upon a percentage of Positive’s gross written premiums, less return premiums, during the respective periods set forth in the following table.

Period	Percentage
From the Effective Date until December 31, 2018	Twenty Five percent (25%)
January 1, 2019 to December 31, 2019[2]	Twelve percent (12%)
January 1, 2020 to December 31, 2020	Eleven percent (11%)
January 1, 2021 to December 31, 2021	Ten percent (10%)
January 1, 2022 and thereafter	Nine percent (9%)
The reduction in the Base Fee that is scheduled to begin January 1, 2020 is the “Base Fee Stepdown.” Notwithstanding the foregoing, if by December 31, 2019, Holdings has not closed upon the acquisition of one or more other insurance entities that become subject to this Agreement as provided in Section 11(b) below and that have total additional gross written premium of $10,000,000 on an annual basis, the Base Fee Stepdown will be deferred to begin on January 1, 2021 instead of January 1, 2020.
(ii)   Performance Fee. A fee reflecting the profitability of Positive (the “Performance Fee”), which shall be based upon the combined ratio (as defined in the NAIC Accounting Manual) of Positive, computed on a rolling twelve-month basis and in accordance with “Modified SAP” (as defined below). Such Fee shall be paid quarterly as described in Section 4(d) below according to the following formula:

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2 NTD:   The 12% Base Fee doesn’t begin until the later of January 1, 2019 or the completion of all three conversions; and the further step downs on the anniversary of the initial implementation. The date in this chart assumes the conversions will have closed by 12/31/2018. These dates will be adjusted as necessary depending on the commencement of this Agreement.

Form of “Diversus Management Agreement”
Exhibit A to Standby Purchase Agreement

Performance Fee = 0.25 x 0.33 x (100 – CR*) x net earned premium
*CR = Positive’s combined ratio (to be calculated in accordance with SAP as adjusted as described in the definition of Modified SAP) for the relevant period prior to paying the Performance Fee. Positive’s combined ratio will be determined without regard for any benefit that Positive has realized or may realize under the adverse development reinsurance coverage procured by Positive in connection with the conversion of the Exchanges and their merger with and into Positive.
In determining the Performance Fee and applying the foregoing formula, the following rules shall apply:
(A)   If the foregoing formula yields a negative number, then zero Performance Fee shall be due for such year, but the Management Company shall not owe the resulting negative number to Positive.
(B)   Any New Holdings Insurer (as defined in Section 11) shall, from and after the closing of the acquisition of such New Holdings Insurer, be included in this Agreement as provided by Section 11(b) below and in the combined ratio calculations above, subject, however, to the adjustments in following paragraph (C).
(C)   For purposes of determining the combined ratio of Positive, (i) in the event of an acquisition of a New Holdings Insurer (for purposes of this Section 4, a “Target”) in which Positive employs Target employees, assumes Target leases or real estate, or otherwise assumes all or a portion of the operating expenses of the Target (“Target Overhead”), or Target Overhead is maintained within the Target entity, and (ii) the expense ratio of Positive increases as the result of such acquisition, then for a period of one year after the closing of such acquisition, the combined ratio used in the Performance Fee formula shall utilize the expense ratio of Positive assuming the acquisition had not occurred (i.e. neither the revenues nor the Target Overhead relating to such Target will considered in calculating the combined ratio of Positive for such period).
(D)   “Modified SAP” shall mean SAP as applied in the preparation of Positive’s NAIC annual statements with the following adjustments:
1.The Base Fee, which is paid as a percentage of gross written premium at the time of premium payment, will be recorded as an expense ratably as the premium is earned. The premium is earned using SAP over the policy “in force” period. The initial non-expensed management fee is recorded as a deferred asset on the Positive balance sheet and is amortized against earned premium.
2.Commissions paid to agents and brokers, which are paid as a percentage of gross written premium at the time of premium payment, will be recorded as an expense ratably as the premium is earned. The premium is earned using SAP over the policy “in force” period. The initial non-expensed commission is recorded as deferred acquisition cost on the Positive balance sheet and is amortized against earned premium.

Form of “Diversus Management Agreement”
Exhibit A to Standby Purchase Agreement

3.Premium Taxes paid at the time of the issuance of the insurance policy will be recorded as an expense ratably as the premium is earned. The premium is earned using SAP over the policy “in force” period. The initial non-expensed premium tax is recorded as a deferred tax asset on the Positive balance sheet and is amortized against earned premium.
(b)   Impact of Additional Expenses. If (i) Holdings proposes to acquire a Target and in connection therewith Positive requests that Diversus and/or the Management Company employ any Target employees, assume Target leases or real estate, or otherwise assume any Target costs or overhead and Diversus and/or the Management Company agrees to employ such Target employees, assume such Target leases or real estate, or otherwise assume such Target costs or overhead (which Diversus and/or the Management Company may agree to do or decline to do in their sole discretion), and (ii) in the first full twelve months after the closing of the acquisition, the amount of such costs borne by the Diversus Parties following such acquisition exceeds the increase in Management Fees that the Management Company receives as a result of the acquisition (the “New Business Deficit”), then the Positive Parties shall pay to the Management Company, as additional Management Fees, the full amount of the New Business Deficit.
(c)   Cost of Performing Services. Management Company shall pay all costs of providing the Services, including, without limitation by reason of specification, the salaries and benefit expenses of Management Company’s employees, rent and other occupancy expenses, supplies and data processing, but excluding any of the expenses of Positive referred to in Section 5 hereof or expenses that are the responsibility of Positive or Holdings as set forth on Schedule B. Management Company shall confirm all costs of providing the Services to be in accordance with the provisions of this Agreement or otherwise specifically set forth the method or methods to allocate such costs in writing as mutually agreed by Management Company and Positive.
(d)   No Advances; Remittance and Payment of Fees.
(i)   Positive shall not advance any funds to Management Company except to pay for Services defined in this Agreement.
(ii)   Positive will pay the Base Fee to the Management Company monthly, by the 15th day of each month, via wire transfer or intrabank transfer, in an amount based upon gross written premiums, less return premiums in the preceding month. Immediately after the end of each month Management Company shall provide Positive with a statement showing the amount of gross written premium for the period and calculating the Base Fee in accordance with this Agreement.
(iii)   On a quarterly basis upon the completion of the quarterly financial statements the parties shall calculate the components of the Performance Fee and shall determine the Performance Fee for the preceding quarter utilizing the information in such quarterly financial statement. The quarterly payment shall be equal the Performance Fee calculated using the combined ratio and net earned premium for the twelve-month period ending on the last day of such calendar quarter, except (A) if the Effective Date of this Agreement occurs during a

Form of “Diversus Management Agreement”
Exhibit A to Standby Purchase Agreement

quarter, that quarter shall be ignored and no Performance Fee shall be payable for such quarter, and (B) the Performance Fee for the first, second, and third full quarters after the Effective Date shall be based upon the three, six, or nine month period, as the case may be; provided that (X) for the first quarter following the Effective Date, the “0.25” in the formula for the Performance Fee shall be “1.00”, (Y) for the second quarter following the Effective Date, the “0.25” in the formula for the Performance Fee shall be “0.50” and (Z) for the third quarter following the Effective Date, the “0.25” in the formula for the Performance Fee shall be “0.33”. Positive shall pay the provisional quarterly Performance Fee, if it is due, to the Management Company by the twentieth (20th) day after the delivery of the aforesaid quarterly financial statement.
(iv)   The quarterly provisional Performance Fees shall be subject to adjustment and true up based upon Positive’s annual audited statutory financial statements, but with those adjustments made in accordance with Modified SAP. Within ten (10) days of the completion of Positive’s annual audited statutory financial statements, the parties shall calculate the components of the Performance Fee for the preceding year and shall determine the Performance Fee utilizing the information in such audit report (with appropriate modifications under Modified SAP). Positive shall pay any additional Performance Fee, if it is due, to the Management Company by the twentieth (20th) day after the delivery by the auditors of the aforesaid audit report. Conversely, the Management Company shall refund any overpayment of the Performance Fee to Positive by the twentieth (20th) day after the delivery by the auditors of the aforesaid audit report.
5.   Payment of Expenses of Positive. Management Company, on behalf of Positive, shall utilize the funds of Positive to pay all of the expenses of Positive including, without limitation by reason of specification, losses, defense and cost containment expenses (f/k/a allocated loss adjustment expenses), commissions to producers, investment expense, damages, legal expenses, court costs, taxes, assessments, license fees, the fees of attorneys, actuaries, accountants and investment and other advisors, fees payable to other vendors approved by Positive, including AOS and Gateway, governmental fines and penalties, and surplus, reinsurance premiums and costs, audit fees, and guaranty fund assessments; provided, that, (a) the Management Company’s authority with respect to the payment of claims, losses, and defense and cost containment expenses shall be limited as otherwise provided in this Agreement, and (b) without the prior written consent of Positive, Management Company shall not pay any single expense in an amount in excess of $25,000.
6.   Records; Right to Audit.
(a)   Management Company shall keep sufficient records for the express purpose of recording therein the nature and details of the Services, including all transactions undertaken for Positive pursuant to this Agreement. All books and records developed or maintained by Management Company under or related to this Agreement (including, without limitation, all books and records that pertain in any way to the Services performed by Management Company pursuant to this Agreement) (collectively, “Books and Records”) shall be owned by Positive and the exclusive property of Positive, shall be held by Management Company for the benefit of Positive, and are subject in all respects to the control of Positive; provided, however, that the

Form of “Diversus Management Agreement”
Exhibit A to Standby Purchase Agreement

Management Company may retain copies of the Books and Records for the term of this Agreement and for five (5) years thereafter, following which time such Books and Records shall be destroyed unless otherwise instructed by Positive. When electronic claims files are in existence, data will be transmitted on a timely basis and in a form and format that is usable by Positive. Positive shall have access and the right to copy all accounts and the Books and Records related to its business in a form usable by Positive, and the Pennsylvania Insurance Department shall have access to all Books and Records and bank accounts of Management Company in a form usable to the Department. All Books and Records shall be retained according to the laws pertaining to the conduct of examinations. All rights to examine and audit Books and Records shall survive the termination of this Agreement and shall remain in effect for so long as either Management Company or Positive has any rights or obligations under this Agreement.
(b)   The Management Company shall provide Positive with detailed calculations of the components of the Service Levels for each month, in a format acceptable to Positive, not later than ten (10) days following the end of such month.
(c)   The Management Company shall provide such other information as may be requested by Positive from time to time (including, for avoidance of doubt, information necessary to review the components of the Service Levels) within five (5) business days of a request therefor.
7.   Settlement of Claims. In connection with the Management Company’s activities under this Agreement in adjusting and settling claims on behalf of Positive:
(a)   All claims must be reported to Positive in a timely manner, generally meaning making each member of the Claims and Litigation Committee aware of the claim within three (3) business days of Management Company becoming aware of same.
(b)   A copy of the claim file shall be sent to Positive at its request or as soon as it becomes known that the claim:
(i)   has the potential to exceed an amount determined by The Insurance Commissioner of the Commonwealth of Pennsylvania (the “Commissioner”),
(ii)   involves a coverage dispute,
(iii)   has the potential to exceed Management Company’s claims settlement authority, as determined by the Positive Board or the Claims and Litigation Committees,
(iv)   is open for more than six (6) months,
(v)   is closed by payment of an amount set by the Pennsylvania Insurance Department or an amount set by the Positive Board or the Claims and Litigation Committee, whichever is less.
(c)   All claim files shall be the joint property of Positive and Management Company. However, upon an order of liquidation of Positive, such files shall become the sole property of

Form of “Diversus Management Agreement”
Exhibit A to Standby Purchase Agreement

Positive or its estate. Management Company shall have reasonable access to and the right to copy the files on a timely basis.
8.   Term and Termination.
(a)   Term. The parties declare that the long-term continuity of the management relationship under this Agreement is of the utmost importance to the mutual business interests of Positive and the Management Company, and, therefore, this Agreement shall have a seven (7) year rolling term as further provided in this Section 8 (“Term”).
(b)   Annual Extension of Term. Unless either Positive or the Management Company shall provide a timely Cutoff Notice sent in accordance with the provisions of Section 8(c), on each anniversary of the Effective Date the Term of this Agreement shall automatically be extended for one (1) additional year such that the Term is again extended to a full seven (7) years from the date of such anniversary.
(c)   Cutoff of Extension.
(i)   By Positive. Beginning not more than ninety (90) or less than thirty (30) days prior to the second anniversary of the Effective Date, and annually thereafter no less than thirty (30) days prior to the anniversary of the Effective Date, the Positive board of directors (“Positive Board”) shall review the performance of the Management Company under this Agreement. If the Positive Board on any such occasion shall by written resolution of a majority of the members thereof determine that Positive determines not to continue this Agreement beyond the remaining Term, then the Positive Board shall, prior to the anniversary of the Effective Date, send written notice (the “Cutoff Warning Notice”) to the Management Company describing the basis for its determination. Representatives of the Diversus Parties shall have the right within fifteen (15) days of receipt of the Cutoff Warning Notice to personally appear before the Positive Board to address the concerns of the Positive Board. If, after due consideration of the views of the Management Company, the Positive Board nevertheless affirms its decision not to continue this Agreement beyond the remaining Term, it shall send the Management Company a further written notice (a “Cutoff Notice”) informing the Management Company of Positive’s definitive determination not to continue this Agreement beyond the remaining Term. Upon Diversus’ receipt of a Cutoff Notice, the automatic annual extension of the Term under Section 8(b) shall cease and no longer be effective, and the Term shall thereafter be a fixed term of seven (7) years beginning on the anniversary date immediately following Positive’s sending of the Cutoff Warning Notice.
(ii)   By Diversus. The Diversus Parties shall have the right beginning not more than ninety (90) or less than thirty (30) days prior to the second anniversary of the Effective Date, and annually thereafter no less than thirty (30) days prior to the anniversary of the Effective Date, to decide not to continue this Agreement beyond the remaining Term, by sending to each of the Positive Parties a Cutoff Notice prior to the anniversary of the Effective Date informing the Positive Parties of Diversus’ determination not to continue this Agreement beyond the remaining Term. Upon Positive’s receipt of a Cutoff Notice, the automatic annual extension of the Term under Section 8(b) shall cease and no longer be effective, and the Term shall

Form of “Diversus Management Agreement”
Exhibit A to Standby Purchase Agreement

thereafter be a fixed term of seven (7) years beginning on the anniversary date immediately following Diversus’ sending of the Cutoff Notice.
(d)   Termination for Cause.
(i)   The Positive Parties shall have the right to terminate this Agreement on account of a material breach of a material provision of this Agreement by a Diversus Party, by giving not less than sixty (60) days prior written notice to the Diversus Parties specifying in reasonable detail the nature and extent of the breach; provided the breaching Diversus Party shall have the opportunity to cure such breach within such sixty (60) period, unless the Diversus Parties have previously cured two (2) or more material breaches of any material provision previously. If such breach is not cured within such sixty (60) day period, (or if any Diversus Party has previously cured two (2) or more such material breaches of any material provision of this Agreement prior to the receipt of such notice), the Positive Parties may by written notice to the Diversus Parties declare this Agreement immediately terminated; and if such breach is cured within such sixty (60) day period, the right to terminate on account of the noticed breach shall be null and void.
(ii)   In addition, the Positive Parties shall have the right to terminate this Agreement:
A.   Immediately if Management Company files a voluntary petition in bankruptcy, or makes an assignment for the benefit of creditors; or if a committee of creditors or other representative is appointed to represent its business; or
B.   Immediately if an involuntary petition in bankruptcy is filed against it, and Management Company fails within thirty (30) days following the appointment of such committee or representative or the filing of such involuntary petition to cause the discharge of such committee or representative or the dismissal of such petition; or
C.   Immediately if any Diversus Party is convicted of a felony and either (1) such felony is related to actions or omissions taken on behalf of Positive or any of its Affiliates or (2) relates to a breach of applicable laws or regulations governing the insurance industry; or
D.   Upon ten (10) days prior written notice if any director, officer, or employee of a Diversus Party is convicted of a felony and either (1) such felony is related to actions or omissions taken on behalf of Positive or any of its Affiliates or (2), if such felony relates to a breach of applicable laws or regulations governing the insurance industry, provided, however, that the foregoing convictions shall not give rise to a right to terminate this Agreement if such officer, employee or director is terminated or has resigned as an officer, employee and/or director of all Diversus Parties prior to or within ten (10) days after the conviction;
E.   Immediately if any Diversus Party by virtue of an action undertaken by two or more directors or officers, is found by a court of competent jurisdiction to have committed fraud or willful misconduct against Positive or any of its Affiliates; or

Form of “Diversus Management Agreement”
Exhibit A to Standby Purchase Agreement

F.   Upon ten (10) days prior written notice if any director, officer or employee of a Diversus Party is found by a court of competent jurisdiction to have committed and/or caused Diversus to have committed fraud or willful misconduct against Positive or any of its Affiliates, provided, however, that the foregoing finding shall not give rise to a right to terminate this Agreement if such officer, employee or director is terminated or has resigned as an officer, employee, agent and/or director of all Diversus Parties prior to or within ten (10) days after the entry of the order or judgment by the court.
(iii)   The Diversus Parties shall have the right to terminate this Agreement on account of a material breach of a material provision of this Agreement by a Positive Party, by giving not less than sixty (60) days prior written notice to the Positive Parties specifying in reasonable detail the nature and extent of the breach; provided the breaching Positive Party shall have the opportunity to cure such breach within such sixty (60) day period. If such breach is not cured within such sixty (60) day period, the Diversus Parties may by written notice to the Positive Parties declare this Agreement immediately terminated; and if such breach is cured within such sixty (60) day period, the right to terminate on account of the noticed breach shall be null and void. For the avoidance of doubt, Management Company does not have an automatic right to terminate this Agreement if Positive is placed in receivership under Article V of The Insurance Department Act of 1921 (40 P.S. §§221.1-221.63) (as amended, the “The Insurance Department Act of 1921”).
(e)   Termination by Mutual Agreement. Agreement may also be terminated at any time by mutual written agreement of the Positive Parties and the Diversus Parties.
9.   Service Level Agreement.
(a)   Service Levels. Schedule C attached hereto and made a part hereof sets forth certain specific levels of service that Management Company must observe in its performance of the Services (the “Service Levels”).
(b)   Finding of a Deficiency. If the Positive Board has reviewed the performance of the Management Company under this Agreement as compared against the Service Levels, and has, by written resolution of a majority of the members of the Positive Board, determined that the performance of the Management Company in some material respect does not meet the Service Levels, such determination shall constitute an asserted “Material Service Deficiency”. The Material Service Deficiency shall not, except as otherwise provided in Section 9(c), constitute a material breach of a material provision of this Agreement pursuant to Section 8(d). Positive shall send written notice (the “Deficiency Notice”) to the Management Company describing in detail the Positive Board’s reasons for finding a Material Service Deficiency and, following the Deficiency Notice, the Management Company shall take such corrective action as may be necessary to cure such Material Service Deficiency within sixty (60) days of the date of such Deficiency Notice.
(c)   Resolution of Material Service Deficiency. The Management Company shall have the opportunity to address its proposed corrective actions with the Positive Board and to discuss the extent to which its proposed corrective actions are consistent with the Service Levels

Form of “Diversus Management Agreement”
Exhibit A to Standby Purchase Agreement

and the standards of other medical malpractice insurance companies. If, after any such information is presented, in the reasonable judgement of the Positive Board absent manifest error, the Material Service Deficiency has not been cured within sixty (60) days of the date of such Deficiency Notice, Positive shall thereafter have the right to assert that the Management Company is engaging in a material breach of a material provision of this Agreement pursuant to Section 8(d) by virtue of continued asserted Material Service Deficiency, which assertion shall be resolved otherwise in accordance with the provisions of this Agreement (including but not limited to Section 8(d)) and applicable law.
10.   Indemnification and Insurance.
(a)   Positive shall indemnify, defend and hold harmless Management Company and each shareholder, officer, employee and agent thereof (each a “Management Company Indemnified Person”), from and against all claims, losses, damages, liabilities and expense (including, without limitation, settlement costs and any reasonable legal fees and expenses or other expenses for investigation and defending any actions or threatened actions) incurred by such Management Company Indemnified Person as a result of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, relating to or arising out of the Services provided by Management Company hereunder, except to the extent the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted the fraud, negligence or willful misconduct of Management Company.
(b)   Management Company shall indemnify, defend and hold harmless Positive and each shareholder, officer, employee and agent thereof (each a “Positive Indemnified Person”), from and against all claims, losses, damages, liabilities and expense (including, without limitation, settlement costs and any reasonable legal fees and expenses or other expenses for investigation and defending any actions or threatened actions) incurred by such Positive Indemnified Person as a result of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of the fraud, negligence or willful misconduct on the part of Management Company.
(c)   Management Company will obtain and maintain errors and omissions insurance (professional liability coverage) and directors and officers liability insurance, with combined liability limits in a minimum amount of $1,000,000 per claim and $2,000,000 in the aggregate. Management Company will provide Positive with certificates of insurance which reflect the maintenance of the foregoing.
11.   Prohibited Acts. Management Company shall not:
(a)   Bind reinsurance or retrocessions on behalf of Positive. Any reinsurance or retrocessions shall require the prior approval of the Positive Board and the signature of a duly-authorized officer of Positive.
(b)   Commit the insurer to participate in insurance or reinsurance syndicates. Participation in any insurance or reinsurance syndicate shall require the prior approval of the Positive Board and the signature of a duly-authorized officer of Positive.

Form of “Diversus Management Agreement”
Exhibit A to Standby Purchase Agreement

(c)   Appoint any agent without assuring that the agent is lawfully licensed to transact the type of insurance for which the agent is appointed.
(d)   Without the prior approval of the Positive Board or the unanimous approval of Claims and Litigation Committee, pay or commit Positive to pay (i) any claim over policy limits, or (ii) any claim over $1,000,000, in each case, net of reinsurance.
(e)   Collect any payment from a reinsurer or commit Positive to any claim settlement with a reinsurer without the prior approval of the Positive Board. If prior approval is given by the Positive Board, a report must be promptly forwarded to Positive. (It is understood this prohibited act applies to settling claims as between Positive and the reinsurers and does not apply to settling policy claims utilizing the proceeds of reinsurance).
(f)   Permit its subagent to serve on the Positive Board.
(g)   Jointly employ an individual who is employed by Positive, unless approved by the Pennsylvania Insurance Department and the Positive Board.
(h)   Appoint a sub-managing general agent.
Any acts requiring the approval of the Positive Board under this Section 10 may be approved by a duly-constituted committee of the Positive Board; provided that no committee may override the decision of the Positive Board.
12.   Protective Covenants, etc. Positive and Holdings jointly and severally make the following covenants and agreements for the protection of the Diversus Parties and their long-term interests under this Agreement:
(a)   Defined Terms. For purposes of this Agreement, the following terms have the meaning specified:
(i)   “Affiliate” means a person that directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, the person specified.
(ii)   “Control,” “controlling,” “controlled by” and “under common control with” (whether or not spelled with a capital “C”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise, unless the power is the result of an official position with or corporate office held by the person. Control shall be deemed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote or holds proxies representing fifty per centum (50%) or more of the votes that all shareholders would be entitled to cast in the election of directors (or analogous positions for non-corporate entities). Without limiting the generality of the foregoing, Holdings shall be deemed to control any person that is controlled by Positive or any other direct or indirect subsidiary of Holdings.

Form of “Diversus Management Agreement”
Exhibit A to Standby Purchase Agreement

(iii)   “Change of Control” means (i) any sale or disposition by Holdings of any of its stock or equity interests in Positive or in any New Holdings Insurer which results in Holdings owning, directly or indirectly, less than 51% of the outstanding capital stock or other equity interests in Positive or in any New Holdings Insurer, (ii) any issuance of stock or other equity interests by Positive or by any New Holdings Insurer which results in Holdings owning, directly or indirectly, less than 51% of the outstanding capital stock or other equity interests in Positive or in any New Holdings Insurer, (iii) the sale, lease, transfer (including a loss portfolio transfer), exclusive license or other disposition, in a single transaction or series of related transactions, of more than 50% in value of the assets of Holdings, of Positive or of any New Holdings Insurer, each taken separately, or (iv) a merger, consolidation, or share exchange involving any of Holdings, Positive, or a New Holdings Insurer, as the case may be, which results in Holdings owning, directly or indirectly, less than 51% of the outstanding capital stock or other equity interests in Positive or in any New Holdings Insurer.
(iv)   “New Holdings Insurer” means any stock insurance company, mutual insurance company, reciprocal exchange, risk retention group, or other form of risk bearing entity directly or indirectly formed by Holdings or with respect to which Holdings otherwise acquires control, directly or indirectly.
(b)   Other Insurers. In the event that Holdings, either directly or indirectly through another entity it controls, forms or otherwise acquires control of a New Holdings Insurer, Positive and Holdings shall cause each New Holdings Insurer to join into this Agreement with Management Company (or, if joining into this Agreement is impracticable, shall cause the New Holdings Insurer to enter into an agreement with Management Company on terms as nearly identical to this Agreement as possible) such that Management Company shall have the benefit of managing the business of all insurance companies controlled by Holdings; and shall be entitled to be paid the Base Fee based upon the total gross written premium of, and the Performance Fee on the combined results of, all insurance companies controlled by Holdings as if all such insurance companies are combined with Positive under Section 4(a)(ii).
(c)   Changes of Control, etc. The Positive Parties jointly and severally covenant and agree that they will not directly or indirectly engage or participate in a Change of Control with respect to Positive, or any New Holdings Insurer, or Holdings without the prior written consent of each of the Diversus Parties, which the Diversus Parties may withhold or condition in their sole and absolute discretion; provided, however, that if, in connection with a proposed Change of Control, proper and appropriate provisions are made for Management Company to be retained to continue to provide the services described herein in accordance with all of the terms and conditions hereof (as the same may be in effect as of the time of such Change of Control) to Positive and the New Holdings Insurers, or for this Agreement (as the same may be in effect as of the time of such Change of Control) to be assumed by a purchaser of the assets of such companies, or extended to the operations formerly conducted by such companies after such Change of Control to the same extent as if such Change of Control had not happened, then the consent of the Diversus Parties shall not be required.

Form of “Diversus Management Agreement”
Exhibit A to Standby Purchase Agreement

(d)   Ancillary Agreements. Contemporaneously with the execution and delivery of this Agreement, Positive is entering into an agreement with Andrews Outsource Solutions, an Affiliate of Diversus (“AOS”), pursuant to which AOS will provide litigation management services to Positive, and an agreement with Gateway Risk Services, Inc., an Affiliate of Diversus, (“Gateway”), pursuant to which AOS will provide claims adjustment services to Positive, in each case, on terms and conditions acceptable to the Positive Board (such agreements, collectively, the “Ancillary Agreements”). Throughout the Term of this Agreement, Positive and Holdings shall keep the Ancillary Agreements in full force and effect, and furthermore shall cause them to be extended to and to apply to any New Holdings Insurer.
13.   Miscellaneous.
(a)   Management Company shall be an independent contractor, and its employees shall in no event be considered Positive’s employees. Except as expressly provided for herein, no agency or fiduciary relationship shall exist between the parties as a result of the execution of this Agreement or performance hereunder unless required by law or regulatory authority. Management Company does not act as an insurer for any insured, and this Agreement shall not be construed as an insurance policy or an undertaking by Management Company to act as, or accept responsibility as, an insurer.
(b)   Nothing in the Agreement is intended to restrict, or shall be construed to restrict, either during or after the Term, the ability of a Diversus Party to conduct an insurance-related business, whether directly or through the provision of services to unrelated third parties, and whether or not any such business competes with the business of Positive, Holdings or any Affiliate of Holdings, nor shall any Diversus Party have any obligation to offer a business opportunity to Positive, Holdings or any Affiliate of Holdings. Notwithstanding the foregoing, during the Term, neither Diversus Party shall (i) hold a direct or indirect ownership interest in any risk-bearing insurance company or other form of risk-bearing insurance entity, other than an interest of less than 5% in the securities of a publicly-traded company or (ii) provide underwriting services to a business which competes with Positive in the markets in which Positive operates without Positive’s written consent.
(c)   This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its principles pertaining to the conflict of laws. As to any dispute, claim, or litigation arising out of or relating in any way to this Agreement, the parties hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania. If jurisdiction is not present in federal court, then the parties hereby agree and consent to the exclusive jurisdiction of the state courts of Montgomery County, Pennsylvania. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, (i) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (ii) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (iii) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

Form of “Diversus Management Agreement”
Exhibit A to Standby Purchase Agreement

(d)   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
(e)   This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No party may delegate its duties and obligations under this Agreement to any other person, except for Management Company’s right to subcontract for the performance of various of the Services as more fully set forth in the following paragraph (f).
(f)   Management Company shall have the right to outsource or subcontract the performance of some, but not substantially all, of the Services to Affiliated or non-Affiliated persons, provided, however, that any outsourced or subcontracted service provider shall maintain the same levels of service and performance required of the Management Company hereunder, and the subcontracting or outsourcing shall not relieve the Management Company of its primary responsibility to perform the Services.
(g)   This Agreement constitutes the entire understanding and agreement between the parties, and supersedes all prior and contemporaneous agreements or understandings, written or oral, of the parties hereto, with respect to its subject matter. This Agreement may be modified, amended, or waived only in writing executed by all the parties.
(h)   No failure or delay on the part of a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude or require any other or further exercise thereof or the exercise of any other right, power or privilege. No party shall be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by such party. A waiver with respect to one event shall not be construed as continuing or as a bar to or a waiver of any right or remedy with respect to a subsequent event. The rights and remedies herein provided to the parties are cumulative and not exclusive of any rights or remedies provided by law.
(i)   Notwithstanding anything to the contrary set forth herein, all claims, transactions, and other matters hereunder shall be settled in a timely manner, not less frequently than on a quarterly basis. All transactions hereunder shall, to the extent applicable, be in compliance with the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual.
(j)   If Positive is placed in receivership or seized by the Commissioner under The Insurance Department Act of 1921, (i) the rights of Positive under this Agreement extend to the receiver or the Commissioner and (ii) the Books and Records shall immediately be made available to the receiver or the Commissioner immediately upon the receiver or the Commissioner’s request. Management Company will continue to maintain systems, programs or other infrastructure notwithstanding a seizure by the Commissioner under The Insurance

Form of “Diversus Management Agreement”
Exhibit A to Standby Purchase Agreement

Department Act of 1921 and shall make them available to the receiver for as long as Management Company continues to receive timely payment for Services rendered.
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SIGNATURE PAGE FOLLOWS

Form of “Diversus Management Agreement”
Exhibit A to Standby Purchase Agreement

IN WITNESS WHEREOF, the parties, intending to be legally bound hereby, have duly executed and delivered this Agreement as of the day and year first set forth above.

DIVERSUS MANAGEMENT, INC.

By:	/s/ Lewis S. Sharps
Name: Lewis S. Sharps M.D.
Title: CEO

DIVERSUS, INC.

By:	/s/ Lewis S. Sharps
Name: Lewis S. Sharps M.D.
Title: President

POSITIVE PHYSICIANS INSURANCE COMPANY

By:	/s/ Lewis S. Sharps
Name: Lewis S. Sharps M.D.
Title: President

POSITIVE PHYSICIANS HOLDINGS, INC.

By:	/s/ Lewis S. Sharps
Name: Lewis S. Sharps M.D.
Title: President

Schedule A
UNDERWRITING POLICIES AND STANDARDS
See attached underwriting manual.

Schedule B
POSITIVE RETAINED RESPONSIBILITIES AND COSTS
Positive is responsible for:
(a) the creation and oversight of investment, claims, and underwriting policy.
(b) the creation and oversight of risk management policies and procedures.
(c) regulatory interactions and regulatory filings for Positive.
(d) choice of actuarial, tax, accounting, and audit service providers for Positive.
(e) reimbursing the Management Company for the cost of management time preparing the monthly Base Fee payment mechanics [in an amount not to exceed $1,000 per month]
(f) responsibility for, and costs associated with, the preparation of HoldCo financial statements, SEC compliance, SEC filings and shareholder relations.

Schedule C
SERVICE LEVELS
[The parties agree to work in good faith to document and establish service levels that are generally consistent with the service levels currently performed by the Management Company]